Exhibit 99.1

[Press Release]

XOMA Secures $10 Million Term Loan

BERKELEY, Calif., January 3, 2012 — XOMA Corporation (Nasdaq: XOMA), a leader in the discovery and development of antibody therapeutics, announced that it has entered into a $10.0 million 42-month secured term loan agreement with GE Capital, Healthcare Financial Services. The funds will be used for advancement of gevokizumab (XOMA 052), XOMA’s lead clinical product candidate, and for general corporate purposes. Interest on the loan is payable at 11.71% per annum. In addition, XOMA has issued warrants to the lender to purchase 263,158 shares of its common stock exercisable at $1.14 per share.

“The increase in cash position provided by this debt financing is part of our overall strategy to fund gevokizumab development and other programs toward potential value-creating milestones,” said Fred Kurland, XOMA’s Vice President and Chief Financial Officer.

About XOMA

XOMA is a leader in the discovery and development of novel antibody therapeutics. The company's proprietary product pipeline includes:

•
Gevokizumab (XOMA 052), a humanized antibody that binds to the inflammatory cytokine interleukin-1 beta, or IL-1 beta. XOMA plans to enter gevokizumab into Phase 3 clinical development in non-infectious uveitis affecting the intermediate and/or posterior segments of the eye, and has initiated a Phase 2 proof-of-concept trial for the treatment of moderate and severe acne vulgaris. Les Laboratoires Servier is XOMA's development and commercialization partner for gevokizumab.

•
A preclinical pipeline with candidates in development for autoimmune, cardio-metabolic, inflammatory and oncological diseases. Among these are two new classes of fully human monoclonal antibodies that activate (XMetA) or sensitize (XMetS) the insulin receptor in vivo, which represent distinct new therapeutic approaches to the treatment of patients with diabetes.

•
Antibodies against botulinum toxins, led by XOMA 3AB, a novel combination of three antibodies to prevent and treat botulism poisoning caused by exposure to botulinum neurotoxin Type A, among the most deadly bioterror threats. XOMA 3AB is in a Phase 1 clinical trial sponsored by the National Institute of Allergy and Infectious Diseases (NIAID) of the National Institutes of Health (NIH). Development of these antibodies has been funded in whole or in part with funds from NIAID, NIH, Department of Health and Human Services under Contract No. HHSN266200500004C, Contract No. HHSN266200600008C, Contract No. HHSN272200800028C, Contract No. HHSN266200600011C, Contract No., HHSN272200800026C, and Contract No.HHSN2722011031C.

XOMA has a premier antibody discovery and development platform that incorporates an unmatched collection of antibody phage display libraries and proprietary optimization and expression and manufacturing technologies that it uses for its own pipeline and in collaborations with pharmaceutical and biotechnology companies. XOMA's fully integrated product development infrastructure extends from preclinical science to approval and is located in Berkeley, California. For more information, please visit www.xoma.com.

About GE Capital, Healthcare Financial Services

With in-depth industry knowledge and expertise, GE Capital, Healthcare Financial Services has provided more than $60 billion in financing over 10 years to companies in over 40 healthcare sub-sectors including senior housing, hospitals, medical offices, outpatient services, pharmaceuticals and medical devices. Our team of professionals creates business and financial solutions tailored to meet the individual needs of our customers.  For more information, visit gecapital.com/healthcare.

Forward-Looking Statements

Certain statements contained herein concerning product development or that otherwise relate to future periods are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions that may not prove accurate. Actual results could differ materially from those anticipated due to certain risks inherent in the biotechnology industry and for companies engaged in the development of new products in a regulated market.

These risks, including those related to the generally unstable nature of current economic and financial market conditions; the results of discovery and pre-clinical testing; the timing or results of pending and future clinical trials (including the design and progress of clinical trials; safety and efficacy of the products being tested; action, inaction or delay by the FDA, European or other regulators or their advisory bodies; and analysis or interpretation by, or submission to, these entities or others of scientific data); changes in the status of existing collaborative or licensing relationships; the ability of collaborators, licensees and other third parties to meet their obligations and their discretion in decision-making; XOMA's ability to meet the demands of the United States government agency with which it has entered into its government contracts; competition; market demand for products; scale-up, manufacturing and marketing capabilities; availability of additional licensing or collaboration opportunities; international operations; share price volatility; XOMA's financing needs and opportunities; uncertainties regarding the status of biotechnology patents; uncertainties as to the costs of protecting intellectual property; and risks associated with XOMA's status as a Bermuda company, are described in more detail in XOMA's most recent filing on Form 10-K and in other SEC filings. Consider such risks carefully when considering XOMA's prospects.

The XOMA logo is available at www.globenewswire.com/newsroom/prs/?pkgid=5960

XOMA Corporation
Company and Investor Contact:
Carol DeGuzman
510-204-7270
deguzman@xoma.com

Canale Communications
Media Contact:
Pam Lord
619-849-6003
pam@canalecomm.com